Exhibit 99.1

July 1, 2008

Board of Directors

The Banker’s Store, Inc.

1535 Memphis Junction Rd.

Bowling Green, KY  42101

C/o Mrs. Cynthia Hayden

      Corporate Secretary

      Executive Vice President

Members,

We have experienced a successful and challenging time since I became the President and CEO, and in 2008 Chief Financial Officer.  The industry has undergone constant and significant change during my time here.  Today, I find the need to commit greater time and energy to the business while becoming aware that new direction is necessary for continued success.

At this time it is appropriate for me to resign my multiple positions of President, CEO and Chief Financial Officer; and as Director.  It is important for myself and my family that I continue to be ever vigilant of my health needs.  I find it more and more difficult to fulfill the demands of time and energy considering the multiple positions required of your President, CEO and CFO as the company continues to advance.

Further, significant change is approaching even more rapidly.  Over the coming months the company will be expanding into eCommerce among other industry segments. My skills are best suited to the business of bank services and equipment as it is in this industry that I have made my career.

Please understand that I have enjoyed my tenure with The Banker’s Store, Inc. and anticipate a bright, positive and productive period ahead for the company.  Regrettably, it is appropriate for me to resign as a Director, President, CEO and CFO at this time.

Respectfully,

/s/ Vincent C. Buckman
Vincent C. Buckman President, CEO & CFO, Director